UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2009

OCCIDENTAL PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9210	95-4035997
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10889 Wilshire Boulevard Los Angeles, California	90024
(Address of principal executive offices)	(ZIP code)

Registrant’s telephone number, including area code:

(310) 208-8800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events.

Occidental Petroleum Corporation was notified of an unsolicited "mini-tender" offer by TRC Capital Corporation (TRC) to purchase up to two million shares of the outstanding Oxy common stock, at a price of $56.25 per share. Oxy has over 800 million shares outstanding so this tender is for less than one-quarter of one percent of that amount. Oxy is in no way associated with TRC, its mini-tender offer or the offer documentation.

Oxy recommends against stockholders tendering their shares in response to this unsolicited proposal for several reasons. TRC may amend or terminate its offer in a number of situations, including as a result of a decrease in the market price of Oxy common stock and the unavailability of financing for the purchase on terms satisfactory to TRC. TRC also may reduce its offering price (the price TRC offered was a 4.27 percent discount below Oxy's closing price on March 25, 2009, the day before TRC commenced its offer). Market volatility before the expiration of the mini-tender offer may cause the value of Oxy common stock trading in the open market to be higher (as it was on the day the offer was announced) or lower than the value offered by TRC.

Oxy urges investors to:

•	Obtain current market quotes for their shares of common stock,
•	Consult with their financial advisors, and
•	Exercise caution with respect to TRC's offer.

Oxy stockholders who already have tendered their shares are advised that they may withdraw their shares by providing the written notice described in the TRC offering documents prior to the expiration of the offer currently scheduled for Friday, April 24, 2009 at 12:01 AM Eastern.

Oxy understands that TRC has made many such mini-tender offers in the past. Mini-tender offers are third-party offers which seek to acquire less than five percent of a company's outstanding shares and thereby avoid many procedural protections and disclosure and dissemination requirements of the Securities and Exchange Commission (SEC) that apply to offers for more than five percent of a company's outstanding shares.

The SEC has issued "Tips for Investors" on mini-tender offers which is available at www.sec.gov/investor/pubs/minitend.htm. There, the SEC notes that: "Some bidders make mini-tender offers at below market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price," and that "mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide."

Oxy encourages stockbrokers and dealers as well as other market participants to review both the SEC and the New York Stock Exchange (NYSE) recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, which can be found on the NYSE website under "Regulation -Rules & Interpretations -Information Memos" and at http://apps.nyse.com/commdata/PubInfoMemos.nsf/AllPublishedInfoMemosNyseCom/50B427EF8270231B85256AD30067702C/$FILE/Microsoft%20Word%20-%20Document%20in%2001-27.pdf.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; exploration risks, such as drilling of unsuccessful wells; higher-than-expected costs; political risk; operational interruptions; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-0XYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

Oxy's web site may be accessed at: www.oxy.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION
(Registrant)

DATE: March 30, 2009	/s/ DONALD P. DE BRIER
Donald P. de Brier, Executive Vice President, General Counsel and Secretary

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